CONTACT:	Kim Detwiler Univest Corporation VP, Director of Corporate Communications 215-721-8396

FOR IMMEDIATE RELEASE

UNIVEST CORPORATION NAMES THREE MARKET PRESIDENTS TO LEAD GROWTH INITIATIVES IN BUCKS, CHESTER AND MONTGOMERY COUNTIES

SOUDERTON, Pa, September 25, 2006 - Univest Corporation (listed on NASDAQ: UVSP) today announced a new organizational structure naming three market presidents to support the continued growth and expansion of the company throughout Bucks, Chester and Montgomery counties. Assuming the new positions are Ronald S. Price, Chester County; Kenneth L. Keller, Bucks County; and Philip C. Jackson, Montgomery County.

“This is an exciting time at Univest as we position the company for continued success, benefiting employees, shareholders, customers and community,” said William S. Aichele, chairman, president and chief executive officer of Univest Corporation. “This new structure clearly delineates our markets into three service areas with strong leadership to help Univest deliver personalized, local service to the community, supporting continued growth of our brand and market share.”

Providing financial solutions through personalized service has been Univest’s approach since it began operating as a bank 130 years ago.

“We started our business in 1876 with the philosophy of making a difference in the community and serving the financial needs of the people living and working here,” said K. Leon Moyer, president and chief operating officer of Univest National Bank and Trust Co. “As we have grown, we have never lost sight of this philosophy, which helps differentiate Univest and its employees from our competition and continues to help Univest remain a leader in the markets it chooses to serve.”

Price has helped Univest grow throughout his 29-year career in various leadership positions. Most recently he served as executive vice president, corporate banking services. In Price’s new role as market president in Chester County, he will introduce Univest and its 130-year history to the community, increase brand awareness in Univest’s newest market, and generate new commercial relationships. Price serves the community as treasurer of Montgomery Theater and treasurer of Mennonite Health Services. He is also actively involved with Frederick Mennonite Retirement Community where he previously served as chairman of the board.

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Univest Names Three Market Presidents

Keller has over 22 years of experience in the financial services industry, 11 of which are with Univest. Prior to his promotion, Keller served as senior vice president and Bucks County team leader. In his new role as market president, Bucks County, he is responsible to increase Univest’s brand awareness and generate new commercial relationships. He is also responsible for the Univest private banking function. Keller volunteers time to help various nonprofit organizations in the community. He serves on the board of directors for the Central Bucks Family YMCA, as vice chair of Frederick Mennonite Community board of directors, is a member of the Souderton-Telford Rotary Club, and serves as chairman of Zion Mennonite Church’s finance committee.

Jackson joined Univest with more than 30 years of banking and finance experience in August 2005. Prior to his promotion to market president, Montgomery County, he served as senior vice president and relationship manager. In his new role, Jackson is responsible for the growth of corporate banking throughout Montgomery County. He is also responsible for managing Univest’s cash management, municipal banking, and small business functions. Jackson is active in the community, serving as president of the board of directors for the North Penn and Indian Valley Boys and Girls clubs, and on the board of directors for Pyramid Club Philadelphia.

Univest Corporation of Pennsylvania was founded in Souderton, Pa. and celebrates its 130th anniversary in 2006. Univest and its subsidiaries, Univest National Bank and Trust Co., Univest Insurance, Inc., and Univest Investments, Inc., provide support and leadership in their communities and offer a wide range of financial services to individuals, businesses, municipalities and nonprofit organizations. Univest serves Bucks, Montgomery, and Chester counties through 35 financial service centers, 12 retirement community financial service centers, and 41 ATM locations.

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Photographs of Ronald S. Price, Kenneth L. Keller and Philip C. Jackson are available upon request.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission.